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EX-2.3 FLEXXTECH PRESS RELEASE - SEPTEMBER 19, 2002 - FLEXXTECH SIGNS DEFINITIVE
       AGREEMENT TO ACQUIRE PARADIGM CABLING SYSTEMS

FOR MORE INFORMATION, CONTACT:
AT THE COMPANY:                                     AT OTC FINANCIAL NETWORK:
310-342-0770                                        877-385-0972 or 781-444-6100
Greg Mardock                                        Rick McCaffrey ext.621
www.flexxtech.com                                   rick@otcfn.com
                                                    See also www.otcfn.com/flxc.

                 FLEXXTECH SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                            PARADIGM CABLING SYSTEMS

LOS ANGELES, CA: SEPTEMBER 19, 2002: Flexxtech Corporation (OTCBB: FLXC) announced today that it has signed a definitive agreement to acquire eighty percent of the outstanding stock of W3M, Inc. (dba Paradigm Cabling Systems).

The transaction is expected to close at the completion of W3M's audited financial statement for the last two years, which are expected to be completed by November 1, 2002.

The acquisition price was $1,425,000 of newly issued Class A Preferred Shares to W3M shareholders. The Class A Preferred Shares are a new class that will be presented to shareholders for a vote within the next 30 days. Should shareholders not approve the issuance of the new class of stock, the Sellers have agreed to accept common stock. Flexxtech has also agreed to deliver $250,000.00 for working capital with no definitive terms.

Paradigm is a full service computer cabling, networking and telecommunications integrator contractor, providing in-house networks. Paradigm participates in the worldwide network infrastructure market to end users, which is estimated at $20 billion. The structured cabling market is estimated at $8 billion and the telephony services market is estimated at $12 billion. Paradigm's blue chip customers include: Verizon, Lucent, SBC/Pacific Bell, Indyme, Warner Brothers, UPS, Nextel, Pacific Sunwear, Intel, Wells Fargo Bank, Union Bank of California, and universities including: UCLA, UC Irvine, and Loma Linda University.

Michael Cummings, the CEO and President of Paradigm became a member of the board of directors of Flexxtech on September 16, 2002.

Greg Mardock, President of Flexxtech stated, "We are please to have acquired Paradigm, a genuine leader in its industry. Michael Cummings, who joined Paradigm in January of 2002, has done a commendable job in restructuring the company for positive growth in the future. We look for Mr. Cummings to guide Paradigm for many years to come."

Paradigm sales for 2001 reached $5.6 million with an unaudited loss of near 10%.

ABOUT W3M, INC. (DBA PARADIGM CABLING SYSTEMS)
Headquartered in Lake Forest, California, Paradigm was established in 1998 to service California's demand for high technology infrastructure. Paradigm has blue chip customers such as Verizon, Lucent, SBC/Pacific Bell, and Indyme and has also acquired and fulfilled contracts with major universities such as the University of California, Los Angeles (UCLA) and University of California, Irvine (UCI).

Since its inception, Paradigm has established itself as a leader in providing technical expertise and services to medium and large corporations. The guiding corporate philosophy of Paradigm Cabling Systems encompasses quality, technical knowledge and commitment to customers' business needs. Additional information can be viewed at www.paradigmcabling.com

ABOUT FLEXXTECH CORPORATION
Flexxtech Corporation's investment objective is to build significant shareholder value by developing and acquiring contracting businesses. This strategy promotes opportunities for investment in companies that are synergistically aligned to allow for expansion and bottom-line returns. Profitable and potentially profitable companies, including turnarounds, with explosive growth potential, but limited by lack of capital and industry contacts, will benefit from a timed acquisition by Flexxtech.



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Additional information on Flexxtech can be viewed at: www.flexxtech.com.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE STATEMENTS INCLUDE THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT TEAM. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. ACCOMPLISHING THE STRATEGY DESCRIBED HEREIN IS SIGNIFICANTLY DEPENDENT UPON NUMEROUS FACTORS, MANY OF WHICH ARE NOT IN MANAGEMENT'S CONTROL. SOME OF THESE FACTORS INCLUDE THE ABILITY OF THE COMPANY TO RAISE SUFFICIENT CAPITAL, ATTRACT QUALIFIED MANAGEMENT, ATTRACT NEW CUSTOMERS, AND EFFECTIVELY COMPETE AGAINST SIMILAR COMPANIES.

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